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                                                                    Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 1 to Registration Statement No. 333-91574 of TransDigm Inc. of our report dated December 1, 2001 (June 7, 2002 as to Notes 19 and 20), appearing in the Prospectus, which is part of such Registration Statement, and of our report dated December 1, 2001 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings "Summary Consolidated Historical and Pro Forma Financial Data", "Selected Historical Consolidated Financial Data" and "Experts" in such Prospectus.





DELOITTE & TOUCHE LLP

Cleveland, Ohio
July 19, 2002